UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 6, 2013

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)		92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐      Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2013, the Executive Compensation Committee (the “Committee”) of the Board of Directors of Cubic Corporation (the “Company”) approved certain elements of the Company’s executive compensation plan, including long-term equity incentive awards for the Company’s named executive officers (“NEOs”).

Long-Term Equity Incentive Awards

On December 6, 2013, the Committee approved and awarded restricted stock units (“RSUs”) to the NEOs listed below, each of which were made under the Company’s 2005 Equity Incentive Plan, at the Fair Market Value on December 12, 2013, the effective date of the awards.

Name	Title	Time-Based Vesting RSUs	Target Number of Performance-Based Vesting RSUs

William W. Boyle	Chief Executive Officer	10,099	10,099

John D. Thomas	Executive Vice President and Chief Financial Officer	7,574	7,574

Mark A. Harrison	Senior Vice President and Corporate Controller	3,030	3,030

Walter C. Zable	Executive Chairman of the Board of Directors	1,515	0

Each RSU represents a contingent right to receive one share of the Company’s common stock.  The time-based vesting RSUs for the first three NEOs vest in four equal installments on each of December 12, 2014, 2015, 2016 and 2017, subject to the recipient’s continued service with the Company through such date.  Mr. Zable received only time-based RSUs and his will vest in two equal installments on each of December 12, 2014 and 2015, subject to his continued service with the Company through such date.  Dividend equivalent rights accrue with respect to the RSUs when and as dividends are paid on the Company’s common stock and vest proportionately with the RSUs to which they relate.  Vested shares will be delivered to the recipient following each vesting date.  The RSUs shall vest immediately upon a recipient’s termination of employment or service as a result of his or her death or disability, or upon a recipient’s termination without cause or resignation for good reason within 12 months after a change in control of the Company.

The performance-based vesting RSUs are intended to reward the achievement of sales growth, EBITDA growth and return on equity objectives over a three-year performance period.  The performance period for the performance-based vesting RSUs granted on December 6 and effective December 12, 2013 commenced on October 1, 2013 and will end on September 30, 2016.  Specifically, recipients of the performance-based vesting RSUs will be eligible to vest in the RSUs at the end of the three-year performance period based on the achievement of specified sales growth, EBITDA growth and return on equity targets for the performance period established by the Committee, subject to the recipient’s continued service with the Company through such vesting date, except as otherwise provided in the applicable RSU agreement.  The RSUs vest based 40% on sales growth achievement, 30% on EBITDA growth achievement and 30% on return on equity achievement by the Company during such performance period.  If the Company’s sales growth achievement, EBITDA growth achievement and/or return on equity achievement for the performance period equals or exceeds one of three different achievement levels (threshold, target and maximum), then a certain percentage of the RSUs will vest (25%, 100% and 200%, respectively).  The percentage for determining the number of RSUs that will vest if performance is between the specified achievement levels will be determined by linear interpolation between the applicable achievement amounts for each measure.

The Company’s sales growth generally means the aggregate of the Company’s sales during the performance period, divided by a baseline sales level determined by the Committee.  The Company’s EBITDA growth generally means the aggregate of the Company’s EBITDA during the performance period, divided by a baseline level of EBITDA determined by the Committee. The Company’s return on equity for the performance period generally means the Company’s net income return on equity, expressed as an average annual percentage of beginning equity.

Following the completion of the three-year performance period, the Committee will certify the Company’s performance relative to the sales growth, EBITDA growth and return on equity objectives for such performance period.  As described above, based on the level of such sales growth, EBITDA growth and return on equity, the number of target RSUs granted to a recipient will be multiplied by a percentage from 0% to 200% to determine the number of RSUs vesting.  Dividend equivalent rights accrue with respect to the RSUs when and as dividends are paid on the Company’s common stock and vest proportionately with the RSUs to which they relate.  Vested shares will be delivered to the recipient following the vesting date.

Upon a change in control of the Company, a number of performance-based vesting RSUs equal to the target RSUs will vest immediately prior to the date of such change in control.  In addition, a number of performance-based vesting RSUs equal to the target RSUs will vest immediately upon a recipient’s termination of employment or service as a result of his or her death, disability, termination without cause or resignation for good reason; however, in the event of a recipient’s termination without cause or resignation for good reason, the target RSUs vesting as a result of such termination will be prorated for the portion of the performance period that has elapsed prior to the date of such termination.

The RSU awards are intended to be an ongoing part of the Company’s executive compensation plan.  It is expected that the Committee may approve RSU awards in appropriate amounts in future years that are of a similar type to those described above, but those awards may vest based on different performance objectives; however, the Committee is not obligated to do so.

The foregoing provides only a brief description of the terms and conditions of the RSU awards, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the forms of the RSU award agreements, copies of which will be filed by the Company as exhibits to the Company’s quarterly report on Form 10-Q for the quarterly period ending December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2013	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel & Secretary